EXHIBIT 17.1

                          The Baker Group, Inc.
                               107 Formby
                         Williamsburg, VA 23188
                                   USA

                            Tel: 757-258-3648
                            Fax: 757258-3502
                       e-mail: Bakergroup@aol.com

30 May 2002

Mr. Mark Ellis, CEO and Director,
 Universal Broadband Communications, Inc.
Mr. Richard Dunham, CFO and Director,
 Universal Broadband Communications, Inc.

18200 Von Kaman Avenue
10th Floor
Irvine, CA 92612

Dear Mark and Richard:

I, Donald S. Baker, hereby resign as a Director of Universal Broadband Communications, Inc., effective 30 May 2002 at 11:30 Eastern Daylight Time (8:30 a.m. Pacific Daylight Time).

Sincerely,

/s/ DONALD S. BAKER
Donald S. Baker